Dresser-Rand Announces Redemption of Its 7-3/8% Senior Subordinated Notes Due 2014

HOUSTON, March 23, 2011 /PRNewswire/ -- Dresser-Rand Group Inc. (NYSE: DRC) announced today that it is calling all of its 7-3/8% Senior Subordinated Notes due November 1, 2014 (the "Notes") for full redemption on April 22, 2011 (the "Redemption Date") in accordance with the terms of the indenture governing the Notes. All Notes that are outstanding on the Redemption Date will be redeemed at a redemption price of 102.458% of the face amount of the Notes, together with accrued and unpaid interest to, but not including, the Redemption Date.

As previously announced, Dresser-Rand has commenced a cash tender offer for any and all of the outstanding Notes (the "Tender Offer"). The Tender Offer will expire at 12:00 midnight, New York City time, on April 4, 2011, unless extended or earlier terminated (the "Expiration Time"). Holders of Notes who validly tender their Notes prior to the Expiration Time will be eligible to receive consideration of $998.00 per $1,000 principal amount of Notes, plus accrued and unpaid interest on the Notes up to, but not including, the payment date for the Notes. Any Notes not tendered in the Tender Offer prior to the Expiration Time will be redeemed on the Redemption Date.

Requests for documents related to the Tender Offer may be directed to Global Bondholder Services Corporation by telephone at (866) 540-1500 (toll free) (banks and brokerage firms please call (212) 430-3774). Questions regarding the Tender Offer may be directed to UBS Investment Bank at (888) 719-4210 (U.S. toll-free) or (203) 719-4210 (collect), attention: Liability Management Group.

This press release is for informational purposes only and does not constitute an offer to purchase or a solicitation of an offer to purchase or a solicitation of consents with respect to any Notes. The Tender Offer and the Consent Solicitation are being made solely by the Offer to Purchase and the related consent and letter of transmittal, which sets forth the complete terms and conditions of the Tender Offer and Consent Solicitation.

About Dresser-Rand

Dresser-Rand is among the largest suppliers of rotating equipment solutions to the worldwide oil, gas, petrochemical, and process industries. Dresser-Rand operates manufacturing facilities in the United States, France, United Kingdom, Germany, Norway, India, and China, and maintains a network of 39 service and support centers covering more than 140 countries. Dresser-Rand has principal offices in Paris, France and Houston, Texas. For more information, visit www.dresser-rand.com.

This news release may contain forward-looking statements, including, but not limited to, statements with respect to the planned or proposed repurchase of securities. Forward-looking statements include, without limitation, Dresser-Rand's plans, objectives, goals, strategies, future events, future revenue, or performance, capital expenditures, financing needs, plans, or intentions relating to acquisitions, business trends, executive compensation, and other information that is not historical information. The words "anticipates," "believes," "expects," "intends," and similar expressions identify such forward-looking statements. Although Dresser-Rand believes that such statements are based on reasonable assumptions, these forward-looking statements are subject to numerous factors, risks, and uncertainties that could cause actual outcomes and results to be materially different from those projected. These factors, risks and uncertainties include, among others, the following: potential for material weaknesses in its internal controls; economic or industry downturns; its inability to implement its business strategy to increase aftermarket parts and services revenue; competition in its markets; failure to complete or achieve the expected benefits from any future acquisitions; economic, political, currency and other risks associated with international sales and operations; fluctuations in currencies and volatility in exchange rates; loss of senior management; environmental compliance costs and liabilities; failure to maintain safety performance acceptable to its clients; failure to negotiate new collective bargaining agreements; unexpected product claims and regulations; infringement on its intellectual property or infringement on others' intellectual property; difficulty in implementing an information management system; and Dresser-Rand's brand name may be confused with others. These and other risks are discussed in detail in Dresser-Rand's filings with the Securities and Exchange Commission at www.sec.gov. Actual results, performance, or achievements could differ materially from those expressed in, or implied by, the forward-looking statements. Dresser-Rand can give no assurances that any of the events anticipated by the forward-looking statements will occur or, if any of them does, what impact they will have on results of operations and financial condition. Dresser-Rand undertakes no obligation to update or revise forward-looking statements, which may be made to reflect events or circumstances that arise after the date made or to reflect the occurrence of unanticipated events.

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CONTACT: Investors, Blaise Derrico, Director Investor Relations of Dresser-Rand Group Inc., +1-713-973-5497